CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated June 8, 2016, relating to the consolidated financial statements of Agora Holdings, Inc. and Subsidiaries, as of December 31, 2015 and 2014 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
August 29, 2016